Exhibit 10.2

April 1, 2019

LETTER AGREEMENT

Portman Ridge Finance Corporation (the “Company”)
650 Madison Avenue
New York, New York 10022

Re: Agreement Regarding Incentive Fees

This Letter Agreement documents an undertaking by Sierra Crest Investment Management LLC (the “Adviser”) regarding the Incentive Fees (as defined below) to be paid by the Company pursuant to the Investment Advisory Agreement between the Company and the Adviser dated April 1, 2019 (the “Advisory Agreement”).

For the purposes of this Letter Agreement, “Incentive Fees” shall mean both the Income Incentive Fee and the Capital Gains Incentive Fee payable under the Advisory Agreement, as those terms are defined in the Advisory Agreement.

For a period of one (1) year from the first day of the first quarter following the quarter in which the Advisory Agreement becomes effective (the “Transition Period”), the Adviser hereby undertakes to permanently forego payment of Incentive Fees to be paid by the Company pursuant to the Advisory Agreement in an amount that is sufficient such that the Aggregate Net Investment Income Per Common Share (as defined below) of the Company for such one-year period is at least equal to $0.40 per share. The amount of the foregone Incentive Fees shall not exceed the aggregate amount of the Incentive Fees that would have been paid by the Company pursuant to the Advisory Agreement during the Transition Period and shall in no event be construed as an obligation of the Adviser to reimburse the Company either from any portion of the Management Fees, as such term is defined in the Advisory Agreement, or the Adviser’s own resources. The Incentive Fees payable under the Advisory Agreement will accrue as specified in the Advisory Agreement during the Transition Period, but the Company shall only pay to the Adviser the aggregate of such Incentive Fees in the quarter immediately following the Transition Period, net of an amount required to be foregone by the Adviser pursuant to this Letter Agreement.

For purposes of this Letter Agreement, “Aggregate Net Investment Income Per Common Share” shall mean:

•	(i) the net investment income derived from the Company’s investments during the Transition Period, plus

•	(ii) with respect to any investment made prior to the effective date of the Advisory Agreement that is deemed to be a non-performing asset, in whole or in part, such that its accrual status is adversely changed after September 30, 2018 (including those assets placed on partial non-accrual status and those assets downgraded from partial non-accrual status to further partial or full non-accrual status), the net investment income derived from such investment during the last quarter prior to which such investment’s accrual status was changed multiplied by the number of quarters during the Transition Period that such investment was accruing at the reduced accrual status, and then divided by

•	(iii) the number of outstanding shares of the Company as of December 13, 2018.

To the extent the Transition Period includes any partial fiscal quarters for the Company, the Aggregate Net Investment Income Per Common Share and the amount of Incentive Fees required to be foregone under this Letter agreement for each such quarter shall be appropriately prorated.

For the avoidance of doubt, certain calculations under this Letter Agreement may not be finalized until after this Letter Agreement terminates. This Letter Agreement shall terminate upon the earlier of (i) the final calculation and determination is made regarding the amount of Incentive Fees to be foregone under this Letter Agreement after the expiration of the Transition Period or (ii) termination of the Advisory Agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Sincerely,

Sierra Crest Investment Management LLC

By:	/s/ Edward Goldthorpe

Name: Edward Goldthorpe
Title: Officer and Authorized Person

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ACKNOWLEDGED AND ACCEPTED

Portman Ridge Finance Corporation

By:	/s/ Edward Goldthorpe

Name: Edward Goldthorpe
Title: President and Chief Executive Officer

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